Exhibit (a)(5)(iii)
NEWS RELEASE
VIRTUS GLOBAL DIVIDEND & INCOME FUND, ZWEIG FUND
COMMENCE TENDER OFFERS
HARTFORD, CT, November 25, 2016 – The Virtus Global Dividend & Income Fund Inc. (NYSE: ZTR) and The Zweig Fund (NYSE: ZF) have each commenced a tender offer to acquire for cash up to 5 percent of its outstanding shares at a price equal to 98 percent of the fund’s net asset value per share as of the close of regular trading on the New York Stock Exchange on the date the offer expires. If more than 5 percent of a fund’s outstanding shares are tendered, the fund will purchase shares from tendering stockholders on a pro-rata basis.
The tender offers are being made on the terms and subject to the conditions set forth in the Issuer Tender Offer Statements and related Letters of Transmittal that have been filed with the Securities and Exchange Commission. The tender offers will terminate at 11:59 p.m. (Eastern) on December 23, 2016, unless extended. The pricing dates will also be December 23, 2016, unless the tender offers are extended.
In connection with the tender offers, each fund has temporarily suspended its open-market purchases of shares pursuant to its share repurchase program until on or about 10 business days after the termination of the tender offer, as required by the Securities Exchange Act of 1934, as amended.
This announcement is not a recommendation, an offer to purchase, or a solicitation of an offer to sell shares of the funds. The tender offers are being made only by an Issuer Tender Offer Statement, a related Letter of Transmittal and other documents, which have been filed with the Securities and Exchange Commission. Shareholders of each fund should read the Issuer Tender Offer Statements and related exhibits, as they contain important information about the tender offers. These and other filed documents are available to investors for free both at the website of the Securities and Exchange Commission and from the fund. Shareholders may obtain further information regarding the Tender Offers from Georgeson LLC, the Information Agent for the Tender Offers, by calling (866) 775-2705 for inquiries relating to ZF and (866) 821-0284 for inquiries relating to ZTR.
About the Funds
The Virtus Global Dividend & Income Fund is a diversified closed-end fund that seeks to generate total return, consisting of capital appreciation and income. Virtus Investment Advisers is the adviser to the fund and Kayne Anderson Rudnick and Newfleet Asset Management are subadvisers. The fund’s investment strategy has a current target allocation of 60 percent equities, incorporating Kayne Anderson Rudnick’s global dividend yield strategy, and 40 percent fixed income, using Newfleet’s multi-sector core plus strategy. The fund also pursues an options income strategy whereby it purchases and sells out-of-the money puts and calls, creating an options spread.
The Zweig Fund is a diversified closed-end fund whose investment objective is capital appreciation, with current income as a secondary objective. Virtus Investment Advisers is the adviser to the fund and Duff  & Phelps Investment Management and Newfleet Asset Management are subadvisers. The fund currently targets an allocation of 60 percent equities, incorporating Duff  & Phelps’ global investments in owners/operators of infrastructure in the communications, utility, energy, and transportation industries, and 40 percent fixed income, utilizing Newfleet’s multi-sector strategy that is designed to capitalize on opportunities across undervalued areas of the fixed income markets. The fund also pursues an options income strategy whereby it purchases and sells out-of-the money puts and calls, creating an options spread.

Virtus Investment Advisers Inc. | 100 Pearl Street | Hartford, CT 06103

Virtus Closed-End Funds – 2
For more information about the funds, contact Shareholder Services at (866) 270-7788, by email at closedendfunds@virtus.com, or through the closed end fund section on the web at www.virtus.com.
Fund Risks
An investment in a fund is subject to risk, including the risk of possible loss of principal. A fund’s shares may be worth less upon their sale than what an investor paid for them. Shares of closed-end funds may trade at a discount to their net asset value.
Forward-Looking Information
This press release contains statements that are, or may be considered to be, forward-looking statements. All statements that are not historical facts, including statements about beliefs or expectations, are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as “expect,” “estimate,” “plan,” “intend,” “believe,” “anticipate,” “may,” “will,” “should,” “could,” “continue,” “project,” or similar statements or variations of such terms. Forward-looking statements are based on a series of expectations, assumptions, and projections; are not guarantees of future results or performance; and may involve risks and uncertainty. All forward-looking statements are as of the date of this release only; the funds undertake no obligation to update or review any forward-looking statements. The funds can give no assurance that such expectations or forward-looking statements will prove to be correct. Actual results may differ materially. You are urged to carefully consider all such factors.
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For Further Information:	Media Relations:
Shareholder Services (866) 270-7788 closedendfunds@virtus.com	Joe Fazzino Virtus Investment Partners 860-263-4725	Jacob Green Kwittken & Co. 646-747-7145

Virtus Investment Advisers Inc. | 100 Pearl Street | Hartford, CT 06103